UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 13, 2010 (September 8, 2010)
Date of Report (Date of earliest event reported)
SUPERIOR WELL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51435	20-2535684
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(Address of principal executive offices)
(724) 465-8904
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As a result of the transactions described in Item 5.01 hereof, which is incorporated herein by reference, Superior Well Services, Inc., a Delaware corporation (the “Company”), no longer fulfills the numerical listing requirements of the NASDAQ Stock Market (“NASDAQ”). Accordingly, on September 10, 2010, at the Company’s request, NASDAQ filed with the Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 thereby effecting the delisting of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) from NASDAQ and the deregistration of the Common Stock under Section 12(b) of the Exchange Act.
Item 5.01. Changes in Control of Registrant.
     As previously disclosed, on August 6, 2010, the Company, Nabors Industries Ltd., a Bermuda exempt company (“Parent”), and Diamond Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on 8-K filed with the SEC on August 9, 2010. Pursuant to the terms and conditions of the Merger Agreement and the Offer to Purchase, dated August 11, 2010, as amended, Parent and Purchaser commenced a cash tender offer (the “Offer”) on August 11, 2010 to acquire all of the outstanding shares of Common Stock (the “Shares”), at a purchase price of $22.12 for each Share, net to the seller in cash, without interest and less any applicable withholding taxes. On September 9, 2010, the Company and Parent announced the successful completion of the initial offer period of the Offer. According to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), as of such time, a total of 28,457,901 Shares were validly tendered pursuant to the Offer and not withdrawn, representing approximately 92.4% of the Shares outstanding as of such time. In addition, as of such time, the Depositary received commitments to tender 2,781,521 additional Shares under guaranteed delivery procedures.
     On September 8, 2010, Parent accepted for payment all Shares validly tendered in the Offer. Purchaser has advised the Company that the source of funds used to acquire the Shares came from Parent’s cash on hand and proceeds from a revolving credit facility.
     On September 10, 2010, Parent completed the acquisition of the Company through a short-form merger under Delaware law (the “Merger”). As described in the Merger Agreement, each of the remaining Shares outstanding (other than (i) Shares owned by the Company, Parent or Purchaser or their respective subsidiaries, which will be canceled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price.
     As a result of the completion of the initial offer period of the Offer and the Merger, a change in control of the Company occurred and the Company has become an indirect subsidiary of Parent.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
     The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.
     As of the effective time of the Merger, pursuant to the Merger Agreement and in connection with the transactions contemplated thereby, (a) the existing directors of the Company ceased to be directors and (b) Scott R. Peterson and Dennis A. Smith, as the directors of Purchaser immediately prior to the effective time of the Merger, became directors of the Company. In addition, David E. Wallace was appointed simultaneously with the effectiveness of the Merger as a director of the Company and Chairman of the Board of Directors, effective as of the effective time of the Merger. The biography of each of these directors is contained in Annex I to the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on August 12, 2010, as amended (together with the exhibits and annexes thereto, the “Schedule 14D-9”). Purchaser has advised the Company that, to the best of its knowledge, none of these directors nor any of their immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of the Company or any of its subsidiaries, or (ii) has been involved in any transactions with the Company or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed in the Schedule 14D-9.
     Pursuant to the Merger Agreement and in connection with the transactions contemplated thereby, each of the following officers of Purchaser was appointed as an officer of the Company, with their respective titles set forth below, effective as of the effective time of the Merger:

Dennis A. Smith	Vice President
Jose S. Cadena	Vice President
Laura W. Doerre	Assistant Secretary
Scott R. Peterson	Assistant Secretary
     In addition, each of the following individuals was appointed simultaneously with the effectiveness of the Merger as officers of the Company, with their respective titles set forth below, effective as of the effective time of the Merger:

David E. Wallace	Chairman and Chief Executive Officer
Jacob B. Linaberger	President
Rhys R. Reese	Executive Vice President, Chief Operating Officer and Secretary
Thomas W. Stoelk	Vice President and Chief Financial Officer
Daniel Arnold	Vice President of Sales and Marketing
Michael Seyman	Vice President of Operations
Item 5.03. Amendments to Articles of Incorporation or Bylaws.
     The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.
     As of the effective time of the Merger, pursuant to the Merger Agreement and in connection with the transactions contemplated thereby, the bylaws of Purchaser became the bylaws of the Company. A copy of the bylaws is attached as Exhibit 3.2 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Other Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.2	Bylaws of Superior Well Services, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR WELL SERVICES, INC. (Registrant)
/s/ Thomas W. Stoelk
Thomas W. Stoelk
Vice President & Chief Financial Officer

Dated: September 13, 2010

Exhibit Index

Exhibit No.	Description
3.2	Bylaws of Superior Well Services, Inc.